FEDERAL DEPOSIT INSURANCE CORPORATION
                                WASHINGTON, D.C.

------------------------------------)
 In the Matter of                   )                          CONSENT ORDER
                                    )
 MAGYAR BANK                        )
 NEW BRUNSWICK, NEW JERSEY          )                         FDIC-10-067b
                                    )
 (INSURED STATE NONMEMBER BANK)     )
------------------------------------)

         The Federal Deposit Insurance Corporation ("FDIC") is the appropriate Federal banking agency for Magyar Bank, New Brunswick, New Jersey, ("Bank"), under 12 U.S.C. ss. 1813(q).

         The Bank, by and through its duly elected and acting Board of Directors ("Board"), has executed a "Stipulation to the Issuance of a Consent Order" ("Stipulation"), dated April 22, 2010, that is accepted by the FDIC. With the Stipulation, the Bank has consented, without admitting or denying any charges of unsafe or unsound banking practices and violations of law or regulation relating to weaknesses in capital, earnings, management and Board oversight, asset quality and liquidity, to the issuance of this Consent Order ("Order") by the FDIC.

         Having determined that the requirements for issuance of an order under 12 U.S.C. ss. 1818(b) have been satisfied, the FDIC hereby orders that:

                                   MANAGEMENT
                                   ----------

1. (a) Within 60 days from the effective date of this ORDER, the Bank shall have and retain qualified management.

        (b) At a minimum, such management shall include: a chief executive officer with proven ability in managing a bank of comparable size and complexity and experience in upgrading a low quality loan portfolio; a senior lending officer with an appropriate level of lending, collection, and loan supervision experience for the type and quality of the Bank's loan portfolio; and a chief financial officer with demonstrated ability in all financial areas including., but not limited to, accounting, regulatory reporting, budgeting and planning, management of the investment function, liquidity management, and interest rate risk management. The Board shall provide the necessary written authority to management to implement the provisions of this ORDER.

        (c) The qualifications of management shall be assessed on its ability to:

                (i) comply with the requirements of this ORDER;

                (ii) operate the Bank in a safe and sound manner;

                (iii) comply with applicable laws, rules, and regulations; and

                (iv) restore all aspects of the Bank to a safe and sound condition, including capital adequacy, asset quality, management effectiveness, earnings, liquidity, and sensitivity to interest rate risk.

                               BOARD OF DIRECTORS
                               ------------------

2. (a) As of the effective date of this ORDER, the Board shall increase its participation in the affairs of the Bank, assuming full responsibility for the approval of sound policies and objectives and for the supervision of all of the Bank's activities, consistent with the role and expertise commonly expected for directors of banks of comparable size.

        (b) This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved: reports of income and expenses; new, overdue, renewal, insider, charged off, and recovered loans; investment activity; liquidity levels and funds management; adoption or modification of operating policies; individual committee reports; audit reports; internal control reviews including management's responses; reconciliation of general ledger accounts; and compliance with this ORDER. Board minutes shall document these reviews and approvals, including the names of any dissenting directors.

        (c) The Bank shall notify the Regional Director of the FDIC's New York Regional Office ("Regional Director") in writing of any additions, resignations or terminations of any members of its board of directors or any of its senior executive officers within 15 days of the event. Any notification required by this subparagraph shall include a description of the background(s) and experience of any proposed replacement personnel and must be received at least 30 days prior to the individuals) assuming the new position(s). The Bank shall also establish procedures to ensure compliance with section 32 of the Act, 12 U.S.C. ss. 1831i, and Subpart F of Part 303 of the FDIC Rules and Regulations, 12 C.F.R. Part 303.

               REDUCTION OF CLASSIFIED AND SPECIAL MENTION ASSETS
               --------------------------------------------------

3. (a) Beginning with the effective date of this ORDER, the Bank shall charge off from its books and records any loan classified "Loss" in the Report of Examination as of June 30, 2009, issued jointly by the FDIC and the New Jersey Department of Banking and Insurance ("Report of Examination"), or any future report of examination.

        (b) Within 30 days from the effective date of this ORDER, the Bank shall revise and/or adopt, implement, and adhere to, a realistic and reasonable written plan to reduce the Bank's risk position in each asset in excess of $250,000 which is classified "Substandard" or "Doubtful" or listed as Special Mention in the Report of Examination. For purposes of this provision, "reduce" means to collect, charge off, or improve the quality of an asset so as to warrant its removal from adverse classification.

        (c) The plan shall include, but not be limited to, provisions which:

                (i) prohibit an extension of credit for the payment of interest, unless the Board provides, in writing, a detailed explanation of why the extension is in the best interest of the Bank and how it improves the position of the Bank, including an appropriate workout plan that has been developed and will be implemented in conjunction with the additional credit to be extended. Copies of the statement approved by the Board shall be made a part of the Board minutes and placed in the appropriate loan file and submitted to the Regional Director with the quarterly progress reports required pursuant to paragraph 18 of this ORDER;

                (ii) provide for a documented review and analysis of the current financial condition of each classified and/or Special Mention borrower and/or guarantor, and a documented review and analysis of the borrower's and/or guarantor's repayment ability, cash flow and source of repayment, including the value and accessibility of any pledged or assigned collateral and any possible actions to improve the Bank's collateral position;

                (iii) delineate areas of responsibility for loan officers;

                (iv) establish a schedule for addressing and eliminating the bases for the criticisms of the Special Mention assets cited in the Report of Examination;

                (v) establish schedules showing, on a quarterly basis, the consolidated balance of all adversely classified assets and all Special Mention assets, and the ratio of the consolidated balance of all adversely classified assets and all Special Mention assets, respectively, to the Bank's projected Tier 1 capital plus the ALLL; and

                (vi) provide for the submission of monthly written progress reports to the Board for review and notation in minutes of the meetings of the Board;
        (d) The plan required by this provision shall be submitted to the Regional Director for non-objection. Within 30 days of receipt of any objections from the Regional Director, and after incorporation and adoption of all objections or comments, the Board shall approve the plan, which approval shall be recorded in the minutes of the meeting of the Board. While this ORDER remains in effect, the plan shall be revised to include assets which become adversely classified after the effective date of this ORDER or are listed as Special Mention at a subsequent examination.

        (e) The Board shall submit quarterly reports to the Regional Director that reflect the progress the Bank has made in reducing the Bank's risk exposure in each asset in excess of $250,000 classified "Substandard" or "Doubtful" or listed for Special Mention in the Report of Examination with the quarterly progress reports required pursuant to paragraph 18 of this ORDER.

                REDUCTION OF DELINQUENCIES AND NON-ACCRUAL ASSETS
                -------------------------------------------------

4. (a) Within 30 days from the effective date of this ORDER, the Bank shall formulate and submit to the Regional Director for review and comment a reasonable and realistic written plan for the reduction and collection of delinquent and non-accrual loans. Such plan shall include, but not be limited to, provisions which:

                (i) prohibit the extension of credit for the payment of interest, unless the Board adopts prior to such extension of credit a detailed written statement giving reasons why such extension of credit is in the best interests of the Bank and how it improves the position of the Bank, including an appropriate workout plan that has been developed and will be implemented in conjunction with the additional credit to be extended. Copies of the statement approved by the Board shall be made a part of the Board minutes and placed in the appropriate loan file and submitted to the Regional Director with the quarterly progress reports required pursuant to paragraph 18 of this ORDER;

                (ii) delineate areas of responsibility for implementing and monitoring the Bank's collection policies;

                (iii) establish specific collection procedures to be instituted at various stages of a borrower's delinquency;

                (iv) establish dollar levels to which the Bank shall reduce delinquencies and non-accruals within 30 days from the effective date of this ORDER; and

                (v) provide for the submission of monthly written progress reports to the Board for review and notation in the Board minutes.

        (b) For purposes of the plan, "reduce" means to charge-off or collect.

        (c) Within 30 days after the Regional Director has responded to the plan, the Board shall adopt the plan as amended or modified by the Regional Director. The plan shall be implemented immediately to the extent that the provisions of the plan are not already in effect at the Bank.

               REDUCTION OF COMMERCIAL REAL ESTATE CONCENTRATIONS
               --------------------------------------------------

5. (a) Within 60 days from the effective date of this ORDER, the Bank shall develop and submit a written plan, acceptable to the Regional Director, for systematically reducing and monitoring the Bank's commercial real estate ("CRE") loan concentrations of credit identified in the Report of Examination to an amount which is commensurate with the Bank's business strategy, management expertise, size, and location. Such plan shall prohibit any advances that would increase the concentrations unless the advance is pursuant to an existing loan agreement and shall include, but not be limited to:

                (i) dollar levels and percent of total capital to which the Bank shall reduce the concentration;

                (ii) timeframes for achieving the reduction in dollar levels in response to (i) above;

                (iii) provisions requiring compliance with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices (FIL-104-2006, issued December 12,2006) and Managing Commercial Real Estate Concentrations in a Challenging Environment (FIL-22-2008, issued March 17, 2008);

                (iv) provisions for controlling and monitoring of CRE, including plans to address the rationale for CRE levels as they relate to growth and capital targets, segmentation and testing of the CRE portfolio to detect and limit concentrations with similar risk characteristics; and

                (v) provisions for the submission of monthly written progress reports to the Board for review and notation in minutes of the Board meetings. For purposes of the plan, "reduce" means to charge-offer collect, or increase Tier 1 capital.

         (b) The plan required by this provision shall be submitted to the Regional Director for non-objection. Within 30 days of receipt of any objections from the Regional Director, and after incorporation and adoption of all objections or comments, the Board shall approve the plan, which approval shall be recorded in the minutes of the meeting of the Board. The plan shall be implemented immediately to the extent that the provisions of the plan are not already in effect at the Bank.

                        REDUCTION OF OTHER CONCENTRATION
                        --------------------------------

6. Within 60 days from the effective date of this ORDER, the Bank shall develop and submit a written plan, acceptable to the Regional Director, for systematically reducing and monitoring the Bank's concentration of bank-owned life insurance ("BOLI") identified in the Report of Examination to an investment level that is consistent with the Bank's BOLI Policy, as well as ensuring consistency with the Interagency Statement on the Purchase and Risk Management of Life Insurance (FIL-127-2004, issued on December 7, 2004).

                               LOAN ADMINISTRATION
                               -------------------

7. (a) Within 45 days from the effective date of this ORDER, the Bank shall submit to the Regional Director revised written loan policies and procedures that have been approved by the Board which shall establish policy guidelines for the identification and treatment of collateral dependent impaired loans in conformance with guidance contained in the Financial Accounting Standards Board Statement Number 114 and Federal Financial Institutions Examination Council's

Instructions for the Reports of Condition and Income and provide for the implementation of an effective loan review program;

        (b) Within 30 days from the effective date of this ORDER, the Bank shall review all borrower relationships to determine compliance with the Bank's legal lending limit and take appropriate steps to reduce and monitor the outstanding balance of any loan that exceeds or is in danger of exceeding the Bank's legal lending limit; and

        (c) Within 45 days from the effective date of this ORDER, the Board shall develop policies and procedures governing the operations of the Bank's Small Business Administration lending program.

                 RESTRICTION ON ADVANCES TO CLASSIFIED BORROWERS
                 -----------------------------------------------

8. (a) While this ORDER is in effect, the Bank shall not extend, directly or indirectly, any additional credit to or for the benefit of any borrower whose existing credit has been classified "Loss" in the Report of Examination, either in whole or in part, and is uncollected, or to any borrower who is already obligated in any manner to the Bank on any extension of credit, including any portion thereof, that has been charged off the books of the Bank and remains uncollected. The requirements of this paragraph shall not prohibit the Bank from renewing (after full collection, in cash, of interest due from the borrower) any credit already extended to the borrower.

        (b) While this ORDER is in effect, the Bank shall not extend, directly or indirectly, any additional credit to or for the benefit of any borrower whose extension of credit is classified "Doubtful" and/or "Substandard" in the Report of Examination, either in whole or in part, and is uncollected, unless the Board has signed a detailed written statement giving reasons why failure to extend such credit would be detrimental to the best interests of the Bank and how it improves the position of the Bank, including an appropriate workout plan that has been developed and will be implemented in conjunction with the additional credit to be extended. Copies of the statement shall be placed in the appropriate loan file and included in the minutes of the applicable meeting of the Board and submitted to the Regional Director with the quarterly progress reports required pursuant to paragraph 18 of this ORDER.

                                     CAPITAL
                                     -------

9. (a) Within 30 days from the effective date of this ORDER, the Board shall develop a written capital plan ("Capital Plan"), subject to review and approval of the Regional Director, that details the manner in which the Bank will achieve a leverage ratio of at least 8% and a total risk-based capital ratio of at least 12% (as defined in Part 325 of the FDIC's Rules and Regulations, 12 C.F.R. Part 325). At a minimum, the Capital Plan shall include specific benchmark leverage and total risk-based capital ratios to be achieved at each calendar quarter end until the full achievement of the required capital levels. The Bank shall comply with the FDIC's Statement of Policy on Risk-Based Capital found in Appendix A to Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325, App. A.

        (b) In the event any capital ratio is or falls below the minimum required by the approved Capital Plan, the Bank shall immediately notify the Regional Director and

                (i) within 45 days shall increase capital in an amount sufficient to comply with the ratios as set forth in the approved Capital Plan, or
                (ii) within 45 days submit to the Regional Director a contingency plan for the sale, merger, or liquidation of the Bank in the event the primary sources of capital are not available.

        (c) The Capital Plan required by this provision shall be submitted to the Regional Director for non-objection. Within 30 days of receipt of any objections from the Regional Director, and after incorporation and adoption of all objections or comments, the Board shall approve the plan, which approval shall be recorded in the minutes of the meeting of the Board. Thereafter, the Bank shall implement and fully comply with the Capital Plan.

                       ALLOWANCE FOR LOAN AND LEASE LOSSES
                       -----------------------------------

10. (a) Within 30 days from the effective date of tins ORDER, the Board shall establish and document an accurate, comprehensive and consistent methodology for determining its ALLL consistent with sound banking practices and shall eliminate and/or correct all contraventions of the Interagency Policy Statement on the Allowance/or Loan and Lease Losses (FIL-105-2006, issued December 13, 2006).

         (b) The Bank shall maintain, through charges to current operating income, an adequate ALLL. The adequacy of the ALLL shall be determined in light of the volume of criticized loans, the current level of past due and nonperforming loans, past loan loss experience, evaluation of the potential for loan losses in the Bank's portfolio, current economic conditions, and any criticisms contained in the Bank's most recent report of examination.

         (c) The Bank shall conduct, at a minimum, a quarterly assessment of its ALLL and shall maintain a written record, for supervisory review, indicating the methodology used in determining the amount of the ALLL needed and any deficiencies shall be promptly remedied. The quarterly assessment shall be reviewed by the Board and shall be recorded in the minutes of the corresponding Board meeting.
                             PROFIT AND BUDGET PLAN
                             ----------------------

11. (a) Within 60 days from the effective date of this ORDER, and within the first 30 days of each calendar year thereafter, the Bank shall develop and fully implement a written profit plan consisting of goals and strategies, consistent with sound banking practices, and taking into account the Bank's other written plans, policies, or other actions as required by this ORDER ("Profit Plan").

        (b) The Profit Plan shall include, at a minimum:

                (i) specific goals to maintain appropriate provisions to the allowance for loan and lease losses;

                (ii) realistic and comprehensive budgets for all categories of income and expense items;

                (iii) an executive compensation plan, addressing any and all salaries, bonuses and other benefits of every kind or nature whatsoever, both current and deferred, whether paid directly or indirectly, which plan incorporates qualitative as well as profitability performance standards for the Bank's Senior Executive Officers;

                (iv) a description of the operating assumptions that form the basis for, and adequately support, material projected revenue and expense components;

                (v) coordination of the Bank's loan, investment, funds management, and operating policies; strategic plan; and allowance for loan and lease loss methodology with the profit and budget planning;

                (vi) a budget review process to monitor the revenue and expenses of the Bank whereby actual performance is compared against budgetary projections not less than quarterly;

                (vii) recording the results of the budget review and any actions taken by the Bank as a result of the budget review in the minutes of the board of directors; and

                (viii) the individual(s) responsible for implementing each of the goals and strategies of the Profit Plan.

        (c) The Profit Plan required by this provision shall be submitted to the Regional Director for non-objection. Within 30 days of receipt of any objections from the Regional Director, and after incorporation and adoption of all objections or comments, the Board shall approve the plan, which approval shall be recorded in the minutes of the meeting of the Board. Thereafter, the Bank shall implement and fully comply with the Profit Plan.

        (d) The copies of the quarterly reports required under paragraph 1l(b)(vi) shall be submitted to the Regional Director by the 30th day after the end of the calendar quarter following the effective date of this ORDER and by the 30th day after the end of every calendar quarter thereafter with the quarterly progress reports required pursuant to paragraph 18 of this ORDER.

                                 STRATEGIC PLAN
                                 --------------

12. (a) Within 60 days from the effective date of this ORDER, the Bank shall formulate adopt, and implement a realistic and comprehensive strategic plan ("Strategic Plan"). The Strategic Plan required by this provision shall contain an assessment of the Bank's current financial condition and market area, and a description of the operating assumptions that form the basis for major projected income and expense components

        (b) The Strategic Plan shall address, at a minimum:

                (i) strategies for pricing policies and asset/liability management; and

                (ii) financial goals, including pro forma statements for asset growth, capital adequacy, and earnings.

        (c) The Strategic Plan required by this provision shall be submitted to the Regional Director for non-objection. Within 30 days of receipt of any objections from the Regional Director, and after incorporation and adoption of all objections or comments, the Board shall approve the Strategic Plan, which approval shall be recorded in the minutes of the meeting of the Board. Thereafter, the Bank shall implement and fully comply with the Strategic Plan.

                       LIQUIDITY AND FUNDS MANAGEMENT PLAN
                       -----------------------------------

13. (a) Within 60 days from the effective date of this ORDER, the Bank shall develop a Liquidity and Funds Management Plan and submit it to the Regional Director for non-objection. Annually thereafter, while this ORDER is in effect, the Bank shall review its plan for adequacy and, based upon such review, shall make necessary revisions to the plan to strengthen funds management procedures and maintain adequate provisions to meet the Bank's liquidity needs.

        (b) The Liquidity and Funds Management Plan shall include, at a minimum, provisions which:

                (i) provide a statement of the Bank's long-term and short-term liquidity needs and plans for ensuring that such needs are met;

                (ii) provide for a periodic review of the Bank's deposit structure, including the volume and trend of total deposits and the volume and trend of the various types of deposits offered, the maturity distribution of time deposits, rates being paid on each type of deposit, rates being paid by trade area competition, caps on large time deposits, public funds, out-of-area deposits, and any other information needed;

                (iii) establish a reasonable range for its net non-core funding ratio as computed in the Uniform Bank Performance Report and shall address the means by which the Bank will seek to reduce its reliance on non-core funding;

                (iv) identify the source and use of borrowed and/or volatile funds;

                (v) establish sufficient back-up lines of credit that would allow the Bank to borrow funds to meet depositor demands if the Bank's other provisions for liquidity proved to be inadequate;

                (vi) require the retention of securities and/or other identified categories of investments that can be liquidated within one day in amounts sufficient (as a percentage of the Bank's total assets) to ensure the maintenance of the Bank's liquidity posture at a level consistent with short- and long-term liquidity objectives;

                (vii) establish a minimum liquidity ratio and defining how the ratio is to be calculated;

                (viii) establish a liquidity contingency plan ("Liquidity Contingency Plan") that identifies sources of liquid assets to meet the Bank's contingency funding needs. At a minimum, the Liquidity Contingency Plan shall be prepared in conformance with the guidance set forth in Liquidity Risk Management (FIL-84-2008, issued August 26, 2008), identifying alternative courses of action designed to meet the Bank's liquidity needs;

                (ix) address the use of borrowings (i.e., seasonal credit needs, match funding mortgage loans, etc.) and providing for reasonable maturities commensurate with the use of the borrowed funds; addressing concentration of funding sources; and addressing pricing and collateral requirements with specific allowable funding channels (i.e., brokered deposits, internet deposits, Fed funds purchased and other correspondent borrowings); and

                (x) comply with the guidance set forth in Liquidity Risk Management.

        (c) The Liquidity and Funds Management Plan and the Liquidity Contingency Plan required by this provision shall be submitted to the Regional Director for non-objection. Within 30 days of receipt of any objections from the Regional Director, and after incorporation and adoption of all objections or comments, the Board shall approve the plans, which approval shall be recorded in the minutes of the meeting of the Board. Thereafter, the Bank shall implement and fully comply with the Liquidity and Funds Management Plan and the Liquidity Contingency Plan.

                               BROKERED DEPOSITS
                               -----------------

14. (a) Upon the effective date of this ORDER, the Bank shall not solicit, accept, renew or roll over any "brokered deposits" (as that term is defined in section 337.6(a)(2) of the FDIC's Rules and Regulations, 12 C.F.R. ss. 337.6(a)(2)), unless the Bank has applied for and been granted a waiver by the Regional Director in accordance with the provisions of section 337.6 of the FDIC's Rules and Regulations, 12 C.F.R. ss. 337.6.

         (b) While this ORDER is in effect, the Bank shall comply with the restrictions on the effective yield on deposits described in section 337.6 of the FDIC's Rules and Regulations, 12 C.F.R. ss. 337.6.

                            RESTRICTION ON DIVIDENDS
                            ------------------------

15. Beginning on the effective date of this ORDER, the Bank shall not declare or pay any dividend without the prior written consent of the Regional Director.

                            CORRECTION AND PREVENTION
                            -------------------------

16. Beginning on the effective date of this ORDER, the Bank shall take steps necessary, consistent with other provisions of this ORDER and sound banking practices, to correct and prevent the unsafe or unsound banking practices and violations of law and regulations and all contraventions of federal banking agency policies and procedures and guidelines that were identified in the Report of Examination. In addition, the Board shall take all steps necessary to ensure that the Bank is operated with adequate management supervision and Board oversight to prevent any future unsafe or unsound banking practice or violation of law or regulation or contravention of federal banking agency policies, procedures and guidelines.

                              COMPLIANCE COMMITTEE
                              --------------------

17. Within 30 days from the effective date of this ORDER, the Board shall establish a committee of the Board members charged with the responsibility of ensuring that the Bank complies with the provisions of this ORDER. The Compliance Committee shall be composed of at least 3 Board members who are not now, and have never been, involved in the daily operations of the Bank. The committee shall report monthly to the full Board, and a copy of the report and any discussion relating to the report or the ORDER shall be noted in the Board minutes. The establishment of this committee shall not diminish the responsibility or liability of the entire Board to ensure compliance with the provisions of this ORDER.

                                PROGRESS REPORTS
                                ----------------

18. Within 30 days from the end of each calendar quarter following the effective date of this ORDER, the Board shall furnish written progress reports to the Regional Director detailing the form, content, and manner of any actions taken to secure compliance with this ORDER.

                                  SHAREHOLDERS
                                  ------------

19. After the effective date of this ORDER, the Bank shall send a copy of this ORDER, or otherwise furnish a description of this ORDER, to its parent holding company in conjunction with the Bank's next shareholder communication. The description shall fully describe the ORDER in all material aspects.

                                 ORDER EFFECTIVE
                                 ---------------

20. This ORDER shall be effective on the date of issuance. The provisions of this ORDER shall be binding upon the Bank, its institution-affiliated parties, and any successors and assigns thereof. The provisions of this ORDER shall remain effective and enforceable except to the extent that and until such time as any provision has been modified, terminated, suspended, or set aside by the FDIC.
                                  OTHER ACTIONS
                                  -------------

21. The provisions of this ORDER shall not bar, estop, or otherwise prevent the FDIC or any other federal or state agency or department from taking any other action against the Bank or any of the Bank's current or former institution-affiliated parties.

Issued Pursuant to Delegated Authority
                                           Dated: April 22, 2010
                                           By:

                                           /s/ Daniel E. Frye
                                           -----------------------------
                                           Daniel E. Frye
                                           Acting Regional Director
                                           New York Region
                                           Division of Consumer Supervision and
                                           Consumer Protection
                                           Federal Deposit Insurance Corporation